EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Second Quarter Fiscal 2006 Results

Significant Increase in Net Income; Operating Cash Flow of $609,000

Salt Lake City, UT (February 1, 2006) – IOMED, Inc. (AMX:IOX) today reported financial results for the second quarter of fiscal 2006, which ended December 31, 2005. Net income for both the second quarter and six month period were up significantly; the Company also continued to generate positive cash flow from operations.

Second Quarter Results

For the quarter ended December 31, 2005, sales were up 5% to $2,710,000 compared with $2,589,000 a year ago.  The increased sales over a year ago was primarily due to the impact on prior year’s second quarter results of a reduction in inventory levels by certain of its dealers.  Lower average selling prices contributed to a decline in gross margin to 59% in the second quarter of fiscal 2006 versus 60% a year ago.

Total operating expenses were down 10% from the prior-year quarter. This reduction was due primarily to decreased litigation and personnel costs.

IOMED reported net income of $244,000, or $0.03 per diluted share, for the second quarter of fiscal 2006 compared with net income of $37,000, or nil per diluted share, for the second quarter of fiscal 2005.  Pursuant to new accounting rules which became effective for the Company beginning this year, net income in the current period was impacted by a non-cash charge of $46,000 related to compensation expense associated with stock options.

Six-Month Results

For the first half of fiscal 2006, IOMED reported sales of $5,538,000, down slightly from a year ago. While unit volumes were slightly higher than the prior year, average selling prices were down slightly from a year ago stemming from a shift in sales to national distributors.

Net income for the first six months of fiscal 2006 was up 47% from a year ago. IOMED reported net income of $532,000, or $0.07 per diluted share, for the first half of fiscal 2006, compared with net income of $363,000, or $0.05 per diluted share, a year ago.  Net income in the current period was impacted by a non-cash charge of $81,000 related to compensation expense associated with stock options.

The Company generated operating cash flow of $609,000 for the second quarter of fiscal 2006. Total net cash flow was $630,000.  As of December 31, 2005, working capital increased 10% to $9.9 million, long-term debt decreased 26% to $618,000 and total equity increased 8% to $10.6 million. Cash and cash equivalents were $8.9 million.

Management Comments

 “Ongoing efforts to manage costs continue to produce positive results in terms of net income and operating cash flow,” said Robert J. Lollini, President and CEO. “Return on sales was 9% for the second quarter and 10% for the six-month period. Our strong balance sheet and continued operating efficiencies enable us to build cash, reduce debt and improve equity, while continuing to fund new product and market development.”

Legal Update

On January 24, 2006, the Company entered into a settlement agreement with Travanti Pharma, Inc. (the successor to Birch Point Medical, Inc.) with respect to the action brought against the Company by Birch Point Medical.  Pursuant to the settlement agreement, IOMED acquired a fully paid-up, non-exclusive, worldwide, royalty-free license and a perpetual covenant not to sue under certain patents and patents pending belonging to Travanti Pharma, Inc. with respect to IOMED iontophoretic medical device products sold into the orthopedic therapy market for a one-time license fee of $750,000.  The settlement agreement also provided for a mutual release of claims.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Product sales	$2,710,000	$2,589,000	$5,538,000	$5,606,000
Cost of products sold	1,106,000	976,000	2,217,000	2,120,000
Gross profit	1,604,000	1,613,000	3,321,000	3,486,000

Operating costs and expenses:
Selling, general and administrative	1,192,000	1,374,000	2,459,000	2,658,000
Research and product development	240,000	222,000	463,000	488,000
Total operating costs and expenses	1,432,000	1,596,000	2,922,000	3,146,000

Operating income	172,000	17,000	399,000	340,000

Other income (expense):
Interest expense	(21,000)	(33,000)	(44,000)	(69,000)
Interest and other income, net	93,000	53,000	177,000	92,000

Net income	$244,000	$37,000	$532,000	$363,000

Income per share:
Basic	$0.03	$0.01	$0.08	$0.06
Diluted	$0.03	$0.00	$0.07	$0.05

Shares used in the computation of income per share:
Basic	7,094,000	6,585,000	6,840,000	6,585,000
Diluted	7,978,000	7,696,000	7,839,000	7,673,000

Consolidated Balance Sheet

	December 31,	June 30,
	2005	2005
	(unaudited)	(audited)
Cash and cash equivalents	$8,923,000	$8,293,000
Working capital, net	$9,924,000	$9,032,000
Restricted cash	$433,000	$585,000
Total assets	$12,661,000	$12,538,000
Long-term obligations	$618,000	$836,000
Accumulated deficit	$(31,200,000)	$(31,732,000)
Shareholders’ equity	$10,645,000	$9,868,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	December 31,
	2005	2004
	(unaudited)
Cash flows from operating activities
Net income	$532,000	$363,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	198,000	334,000
Other non-cash charges	81,000	—
Changes in operating assets and liabilities:
Accounts receivable	136,000	180,000
Inventories	17,000	20,000
Prepaid expenses	21,000	2,000
Trade accounts payable	62,000	(309,000)
Other accrued liabilities	(438,000)	61,000
Net cash provided by operating activities	609,000	651,000

Cash flows from investing activities
Purchases of equipment and furniture	(17,000)	(32,000)

Cash flows from financing activities
Change in restricted cash balance	152,000	173,000
Proceeds from issuance of common shares	164,000	—
Payments on long-term obligations	(278,000)	(317,000)
Net cash provided by (used in) financing activities	38,000	(144,000)

Net increase in cash and cash equivalents	630,000	475,000

Cash and cash equivalents at beginning of period	8,293,000	7,338,000

Cash and cash equivalents at end of period	$8,923,000	$7,813,000

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